Humana Inc.
                           500 West Main Street
                           P.O. Box 1438
                           Louisville, KY 40201-1438
                           http://www.humana.com


n e w s  r e l e a s e




FOR MORE INFORMATION, CONTACT:


Tom Noland
Humana Corporate Communications
Phone (502) 580-3674
E-MAIL: tnoland@humana.com

Regina Nethery
Humana Investor Relations
Phone (502) 580-3644
E-MAIL: rnethery@humana.com



           Charles Brewer, chairman of
  EarthLink, joins Humana's board of directors

     LOUISVILLE, Ky.- July 13, 2000-Humana Inc.
(NYSE: HUM) announced today that Charles Brewer, chairman of EarthLink (NASDAQ: ELINK) - one of the world's largest Internet service providers - has joined its board of directors.
     Brewer's appointment is consistent with
Humana's ongoing commitment to using the speed, convenience and cost-efficiency of Internet technology to improve customer service and enhance the information environment in which Humana's 5.9 million health plan members and more than 300,000 participating physicians make health care choices.
Humana is a leader in e-health connectivity and was named the nation's 29th most Web-savvy company by PC WEEK magazine in November 1999.
     "Charles is an important addition to Humana's board in this time of rapid change," said Michael
B. McCallister, president and chief executive officer of Humana. "As a successful New Economy pioneer, Charles brings to Humana both a deep understanding of the Internet's power to transform the transactional side of a business and a passionate commitment to superb customer service."
                            - MORE -
     Headquartered in Atlanta, EarthLink provides a full range of innovative access, Web-hosting and e-commerce solutions to 3.5 million individuals and businesses around the world. In February
EarthLink merged with MindSpring, another leading
Internet service provider, which Brewer founded in 1994 and where he served as chairman and chief executive officer until the merger with EarthLink.
     "Humana is a health care leader with a great heritage. I think it will have an even greater future, and I'm proud that I will have an opportunity to contribute to that," Brewer said.
"I hope that my experience in building a membership-based business by emphasizing company culture and great customer service will be helpful."
     Before founding MindSpring, Brewer, 41, was chief executive officer of AudioFax, Inc., an Atlanta company providing fax server software. He was previously vice president of Sanders and Company, a venture-capital firm based in Atlanta.
     He holds a master of business administration degree from Stanford University in Palo Alto,
Calif., and is a Phi Beta Kappa graduate of Amherst College in Amherst, Mass., where he received a bachelor of arts degree in economics.
     Humana Inc., headquartered in Louisville,
Ky., is one of the nation's largest publicly traded managed health care companies, with approximately 5.9 million medical members located primarily in 15 states and Puerto Rico. Humana offers coordinated health care coverage through a variety of plans -- health maintenance organizations, preferred provider organizations, point of service plans, and administrative service products -- to employer groups, government-sponsored plans, and individuals.
     More information regarding Humana is
available via the Internet at www.humana.com., including on-line copies of our annual report to shareholders, Form 10-K, Form 10-Qs, proxy statement, and recent presentations to investor groups. A publication-quality photograph of Brewer is also available on the Web site.

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